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                                                                    Exhibit 2.17

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                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                     CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC

                                       AND

                           RAMSAY YOUTH SERVICES, INC.

                            DATED AS OF MAY 19, 2000

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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (together with all Exhibits and other documents and instruments incorporated herein by reference, the "AGREEMENT") is made and entered into as of the 19th day of May, 2000, by and between CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC, a limited liability company duly organized under the laws of the State of Delaware ("CHARTER"), the entities identified on EXHIBIT A attached hereto and incorporated herein, all of which are wholly-owned by Charter (each a "CHARTER SUBSIDIARY" and collectively, the "CHARTER SUBS"), CHARTER ADVANTAGE, LLC, a wholly-owned subsidiary of Charter and a limited liability company duly organized under the laws of the State of Delaware ("CHARTER ADVANTAGE"), and CHARTER MANAGED CARE SERVICES, LLC, a wholly-owned subsidiary of Charter and a limited liability company duly organized under the State of Delaware ("CHARTER MANAGED CARE") (with Charter, the Charter Subs, Charter Advantage, and Charter Managed Care being collectively referred to as "THE CHARTER ENTITIES"), and RAMSAY YOUTH SERVICES, INC., a corporation duly organized under the laws of the State of Delaware, or its designee ("BUYER").

                              W I T N E S S E T H:

         WHEREAS, Charter, through the Charter Subs, operates certain psychiatric facilities (the "FACILITIES") listed on EXHIBIT A attached hereto and incorporated herein;

         WHEREAS, operation of the Facilities shall be referred to herein as the "BUSINESS";

         WHEREAS, two of the Facilities are located on real estate owned by Crescent Real Estate Funding VII, L.P. ("Crescent"), and such Facilities (the "Real Estate Facilities") contain equipment owned by Crescent;

         WHEREAS, Ramsay has submitted a Real Estate Purchase Agreement to Crescent to purchase the real estate and equipment owned by Crescent at the Real Estate Facilities where Charter conducts the Business; and

         WHEREAS, Buyer desires to purchase from the Charter Entities, and the Charter Entities desire to sell to Buyer, the "PURCHASED ASSETS" (as defined herein) on the terms and conditions set forth in this Agreement subject to approvals from the United States Bankruptcy Court for the District of Delaware (the "BANKRUPTCY COURT");

         NOW, THEREFORE, for and in consideration of the premises, the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

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                                   ARTICLE 1
                          PURCHASE AND SALE OF ASSETS

         1.1 PURCHASED ASSETS. Subject to the terms and conditions set forth in this Agreement and on the basis of and in reliance upon the covenants and other obligations set forth in this Agreement, at the "CLOSING" (as defined in Section 3.1), the Charter Entities shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from the Charter Entities, all of the Purchased Assets, on an "AS IS, WHERE IS" basis. For purposes of this Agreement, "PURCHASED ASSETS" shall mean all of the following assets, properties and rights:

                  (a) to the extent assignable, all of the Charter Entities' rights, title and interests in, to and under those certain equipment, machinery and vehicle leases, service agreements, third party payor agreements, or other contracts, agreements or commitments related to the Facilities or the Business that Buyer elects to assume in accordance with the provisions of this Section 1.1(a) and Section 1.2 (the "CONTRACTS"), with a preliminary list of such assumed Contracts to be attached hereto as EXHIBIT B and incorporated herein by reference and with a final list of Contracts to be provided by way of the process described in Section 1.2; provided, however, that the Buyer shall be solely responsible for all costs of curing the assigned Contracts;

                  (b) subject to Section 1.4(b), all inventories of office supplies, clinical supplies and other supplies owned by the Charter Entities as of the Closing Date and used in the Business, wherever located (collectively, the "INVENTORY");

                  (c) all vehicles and medical and office equipment and all of the furniture, fixtures and other tangible personal property owned by the Charter Subs and located at the Facilities or used in the Business (collectively, the "EQUIPMENT");

                  (d) to the extent the same are in the name of the Charter Entities and are assignable without cost or the consent of any third party, all permits, provider numbers, certificates, licenses, franchises and authorizations and all consents, approvals, notices, filings, recordings, registrations, qualifications and similar rights (and all applications therefor), obtained from any person or entity or any federal, state, municipal or local government or any agency, department, division or other subdivision of any such government or any federal, state, municipal or local court (each, an "AUTHORITY" or, collectively, the "AUTHORITIES"), pertaining in any way directly or indirectly to the Business, the Facilities, any of the other Purchased Assets or the conduct, ownership or operation thereof (collectively, the "PERMITS");

                  (e) to the extent assignable without the consent of any third party, the computer software used at the Facilities or in the Business and all licenses with respect thereto;

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                  (f) all telephone numbers, facsimile numbers, e-mail addresses and the like used exclusively in the conduct of the Business or the ownership or operation of any of the Purchased Assets;

                  (g) subject to the provisions of Section 7.5, of any applicable Permit or of any applicable law, regulation, rule, ordinance, injunction, or order (whether state, federal or municipal), copies of all books, records and other information, data and documentation of the Charter Entities related to the Business, any of the Purchased Assets or the conduct, ownership or operation thereof, including without limitation financial information, operating records, patient lists, patient records, supplier lists, equipment manuals, deeds and medical records and charts (collectively, the "BOOKS AND RECORDS"); and

                  (h) the non-exclusive right to use the "Charter" name and all trademarks or service mark and other intellectual property associated therewith or derived therefrom.

         In the event it is discovered that the Charter Entities own or hold any other assets, properties and rights reasonably necessary or appropriate in order to operate the Facilities and the Business, that are assignable in accordance with their terms and that are not included in the Purchased Assets, other than the Excluded Assets (such other assets, properties or rights, "ADDITIONAL ASSETS"), then upon the request of Buyer, the Charter Entities agree to transfer such Additional Assets to Buyer without any additional consideration; PROVIDED, HOWEVER, that it is not the intent of this language that the Charter Entities represent to Buyer that the Purchased Assets are all of the assets that are reasonably necessary or appropriate to operate the Business or the Facilities.

         The Charter Entities may retain copies of any or all of the Contracts and Books and Records in Charter's discretion.

         1.2 ASSUMED EXECUTORY CONTRACTS/PERMITS. As of the date hereof, the Charter Entities are parties to certain contracts, leases, permits and licenses which are necessary to the conduct of the Business relating to the Purchased Assets (collectively the "Executory Contracts"). Promptly after execution of this Agreement, Charter and the Charter Subs agree to deliver to Ramsay true and complete copies of such Executory Contracts unless otherwise agreed to by Ramsay, and Ramsay will designate in writing those Executory Contracts to be assumed by Ramsay (the "Contracts"). A preliminary list of the Contracts which Ramsay intends to assume is annexed hereto as EXHIBIT B and such list will be updated no later than fifteen (15) days prior to the Closing Date. The Charter Entities shall take all action reasonably necessary in order to assume and assign such specified Contracts to Ramsay, or its designees, in accordance with Sections 365(a) and (f) of the Bankruptcy Code, and shall pay all costs and expenses associated with such assumption and assignment, except any cost of curing the assigned Contracts. Upon Bankruptcy Court Approval (defined below), which order shall include provisions authorizing the assumption and assignment of the Contracts, such Contracts shall be assumed by Charter and the Charter Subs and assigned to Ramsay, or its designees, and such assumption and assignment shall be effective as of the closing of this transaction. The assignment of the assumed Contracts to Ramsay, or its designees, shall be contemporaneous with the Closing. Additionally, the Charter Entities shall assign all Permits, to the extent permitted by law, which are necessary to the conduct of the Business, to Ramsay.

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         1.3 ASSUMED LIABILITIES. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and as of the Closing Date (each defined in section 3.1), Buyer shall assume and agree to perform and discharge all of the following liabilities and obligations of the Charter Entities relating to the Business or any of the Purchased Assets incurred in the ordinary course of business (collectively, the "ASSUMED LIABILITIES"):

                   (a) all liabilities and obligations of the Charter Entities that arise from events occurring after the Closing (as defined in Section 3.1) under the Contracts and the Permits; and

                   (b) all debts, liabilities and obligations that arise out of the conduct of the Business or the ownership or operation of any of the Purchased Assets after the Closing.

         1.4 EXCLUDED ASSETS. Notwithstanding the generality of Section 1.1, the Charter Entities shall retain from and after the Closing all of its right, title and interest in and to, and shall exclude from the sale, conveyance, assignment and transfer to Buyer, all of the following assets, properties and rights (collectively, the "EXCLUDED ASSETS"):

                  (a) any and all cash owned or held by any and all of the Charter Entities;

                  (b) if Buyer is not a licensed health care provider at the time of Closing, any and all clinical supplies owned or held by any or all of the Charter Entities that can only be transferred to a licensed health care provider, such as prescription drugs; provided, however, that such clinical supplies shall be promptly transferred to Buyer upon receipt of appropriate licensure or to an appropriately licensed assignee of Buyer;

                  (c) any and all accounts receivable of the Charter Entities accrued through the Closing Date; and

                  (d) any and all assets that qualify as assets of the Charter entities' bankruptcy estate that are not expressly Purchased Assets, including any and all contractual rights of indemnification, legal suits, claims, injunctions or other causes of action, and all expenses and payments pertaining to the Business which have been prepaid or advanced prior to the Closing Date.

         1.5 EXCLUDED LIABILITIES. Notwithstanding the generality of Section 1.3, the Charter Entities shall retain all liabilities and obligations of the Charter Entities (whether known or unknown, liquidated or unliquidated, contingent or fixed) other than the Assumed Liabilities (collectively, the "EXCLUDED LIABILITIES") and Buyer shall not assume any of such Excluded Liabilities (regardless of whether any such liabilities or obligations are disclosed in this Agreement).

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                                   ARTICLE 2
                                 PURCHASE PRICE

         2.1 DEPOSIT. Buyer shall pay into escrow a total deposit of $682,400 (the "Deposit"). This Deposit shall consist of (a) $440,000 Buyer previously paid as a deposit on or about April 26, 2000 to Pachulsky, Stang, counsel for Charter, (b) an additional amount of $242,400, to be paid by Buyer at the time of execution of this Agreement.

         2.2 PURCHASE PRICE. Subject to the terms and conditions contained herein, Buyer shall pay to Charter an aggregate purchase price for the Purchased Assets in an amount equal to $1.00 (the "PURCHASE PRICE"), against which Charter shall credit the amount of the deposit actually paid by Buyer to Charter under
Section 2.1. To the extent that there is a credit balance due to Buyer pursuant to the terms of this Agreement, the credit balance shall be paid to Buyer at Closing in immediately available funds by wire transfer to a bank account designated in writing by Buyer prior to the Closing Date. Buyer shall pay the Purchase Price to Charter at the Closing in immediately available funds by wire transfer to a bank account designated in writing by Charter prior to the Closing Date, or by any other method acceptable to both Charter and Buyer.

         2.3 ALLOCATION OF PURCHASE PRICE. Charter and Buyer agree that the Purchase Price shall be allocated among the Purchased Assets, tangible and intangible, as set forth in EXHIBIT C hereof (the "Allocation"). Charter and Buyer agree to report the sale and purchase of the Purchased Assets for federal, state, municipal, local and foreign tax purposes in accordance with the Allocation and not to take any position inconsistent with the Allocation on any of their respective Tax returns, reports, information returns or similar documents required to be filed with any Authority (including without limitation IRS Form 8594).

                                   ARTICLE 3
                                     CLOSING

         3.1 CLOSING DATE. The sale and purchase of the Purchased Assets shall be consummated at a closing (the "CLOSING") to be held at 10:00 AM Eastern Standard time, at the offices of Troutman Sanders, LLP. The Closing shall occur within five (5) days after the satisfaction or waiver of all conditions precedent specified in Article 6 (the "CLOSING DATE"). Notwithstanding the previous sentence, the Closing Date must occur on or before June 20, 2000. If the Closing does not occur by June 20, 2000, then this Agreement shall terminate automatically in accordance with Section 8.1, unless Buyer and the Charter Entities mutually agree in writing to extend the Closing Date.

         3.2 DELIVERIES OF CHARTER. At the Closing, the Charter Entities shall deliver to Buyer, in form and substance satisfactory to Buyer, the following:

                  (a) physical control of all of the Purchased Assets;

                  (b) duly executed originals of such bills of sale, deeds, assignments and other instruments of sale, conveyance, transfer and assignment as are necessary or appropriate to sell, convey, transfer and assign to Buyer all of the Charter Entities' right, title and

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         interest in and to all of the Purchased Assets in form and substance reasonably satisfactory to both parties; and

                  (c) a certificate of the Charter Entities, dated as of the Closing Date, certifying that:

                           (i) all conditions specified in Sections 6.2 and 6.3
                  have been fulfilled or that the satisfaction of any of such conditions has been waived; and

                           (ii) the Charter Entities have obtained or taken all
                  consents, approvals, authorizations, waivers and other actions required to be obtained or taken by the Charter Entities in connection with the execution, delivery and performance of this Agreement and the consummation of all transactions and other commitments and obligations contemplated by this Agreement;

                  (d) a certified copy of the Court Order providing Bankruptcy Court Approval.

         3.3 DELIVERIES OF BUYER. At the Closing, Buyer shall deliver or cause to be delivered to Charter, in form and substance satisfactory to Charter, the following:

                  (a) the Purchase Price (net of the amount of the Deposit);

                  (b) duly executed originals, in a form reasonably acceptable to Buyer, of such instruments of assumption as are necessary or appropriate for Buyer to assume all of the Assumed Liabilities and Purchased Assets in form and substance reasonably satisfactory to both parties;

                  (c) a certificate of Buyer, dated as of the Closing Date, certifying that:

                           (i) all conditions specified in Sections 6.1 and 6.3
                  have been fulfilled or that the satisfaction of any of such conditions has been waived; and

                           (ii) Buyer has obtained or taken all consents,
                  approvals, authorizations, waivers and other actions required to be obtained or taken by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of all transactions and other commitments and obligations contemplated by this Agreement;

                  (d) a certificate of the Secretary or an Assistant Secretary of Buyer, dated as of the Closing Date, certifying that attached to such certificate are true, correct and complete copies of (i) the Articles of Incorporation of Buyer, (ii) the Bylaws of Buyer, and (iii) resolutions of the Board of Directors of Buyer which authorize the execution, delivery and performance by Buyer of this Agreement;

                  (e) a certificate of incumbency certified by the Secretary or an Assistant Secretary of Buyer certifying the names and signatures of the officers of Buyer authorized to execute this Agreement;

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                  (f) a certificate of existence for Buyer issued by the
         Secretary of State of the State of the state of incorporation of the Buyer as of a recent date prior to the Closing Date; and

                  (g) if applicable, the Transition Services Agreement (as defined in Section 7.9).

         3.4 TAX MATTERS. Charter and Buyer shall respectively pay taxes, fees, levies, duties, charges or similar assessments (including without limitation interest, penalties and additions) imposed by or payable to any Authority (each a "TAX") as follows:

                  (a) only if required by applicable law or by the Bankruptcy Court Approval (as defined in Section 6.3(c)), Charter shall pay all transfer, personal property transfer, documentary stamp and other similar taxes and all recording, filing and other fees and costs with respect to the sale and purchase of any of the Purchased Assets;

                  (b) Buyer shall pay all sales and use taxes with respect to the sale and purchase of any of the Purchased Assets; and

                  (c) Buyer shall bear responsibility for all income, real property and other taxes associated with the Purchased Assets or the Business accruing after the Closing Date.

         3.5 EMPLOYEES. At the Closing, Buyer shall offer employment to substantially all employees of Charter (other than employees on leave of absence) who are employed directly in connection with the conduct of the Business or the ownership or operation of any of the Purchased Assets and listed on Schedule 4.1(i) of this Agreement (collectively, the "ASSIGNED EMPLOYEES"), on substantially similar terms and conditions as such employees are employed by Charter. Buyer shall bear all responsibility for any notices, severance payments and liabilities under the Worker Adjustment and Retraining and Notification ("WARN") Act, 29 U.S.C. Sec. 2101 ET. seq., that may become due and owing in the event of any decision or action by Buyer to close any of the Facilities after the Closing.

         Charter shall be responsible for benefits of the Charter employees at the Facilities accrued as of the Closing Date, including, but not limited to, accrued vacation and other paid days off.

                                   ARTICLE 40
                         REPRESENTATIONS AND WARRANTIES

         4.1      REPRESENTATIONS AND WARRANTIES OF CHARTER.

                  (a) The Charter Entities are duly organized, validly existing and in good standing under the laws of their respective states of organization, and have the requisite power and authority to carry on their business as now being conducted; and

                  (b) Subject to receipt of Bankruptcy Court Approval (as defined in Section 6.3(c)), the Charter Entities have the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Subject

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         to receipt of Bankruptcy Court Approval (as defined in Section 6.3(c)), the execution and delivery of this Agreement by the Charter Entities and the consummation of the transactions contemplated by this Agreement have been (or will have been prior to the Closing Date) duly authorized by all necessary action of the Charter Entities' respective governing bodies. This Agreement has been duly executed and delivered by the Charter Entities and, assuming due execution and delivery by Buyer and receipt of Bankruptcy Court Approval (as defined in Section 6.3(c)), constitutes a valid and binding obligation of Charter, enforceable against the Charter Entities in accordance with its terms.

         4.2      REPRESENTATIONS AND WARRANTIES OF BUYER.

                  (a) Buyer is a duly organized, validly existing corporation in good standing under the laws of the State of its incorporation and has the requisite corporate power and authority to carry on its business as now being conducted; and

                  (b) Buyer has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated by this Agreement have been (or will have been prior to the Closing Date) duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due execution and delivery by the Charter Entities and receipt of Bankruptcy Court Approval (as defined in Section 6.3(c)), constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

                                   ARTICLE 5
                      COVENANTS OF CHARTER PENDING CLOSING

         5.1 ACCESS, INSPECTIONS AND AUDITS. Subject to the confidentiality restrictions set forth in Section 7.5 and provided that there be no significant disruption of the Business operations, the Charter Entities shall permit Buyer and Buyer's directors, officers, employees, representatives, agents and advisors to have full access at all reasonable times to and to conduct reasonable inspections of any or all of the Purchased Assets and to any and all information, data and documentation pertaining to the conduct of the Business or the ownership or operation of any of the Purchased Assets, and to cause the Charter Entities' respective directors, officers, employees, representatives, agents and advisors to furnish to Buyer and Buyer's officers, employees, representatives, agents and advisors such data and documentation relevant to the conduct of Business or the ownership or operation any of the Purchased Assets as Buyer may reasonably request.

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                                    ARTICLE 6
                              CONDITIONS TO CLOSING

         6.1 OF BUYER. All of the obligations of Buyer under Articles 1, 2 and 3 of this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, any of which Buyer may waive in its sole discretion:

                  (a) the Charter Entities shall have performed and complied in all material respects with all agreements, commitments, covenants and other obligations required by this Agreement to be performed or complied with by the Charter Entities prior to or at the Closing;

                  (b) the Charter Entities shall have delivered to Buyer all of the deliverables referenced in Section 3.2;

                  (c) Buyer shall have entered into a contract with Crescent containing terms reasonably satisfactory to Buyer to acquire the Real Estate Facilities and Buyer shall have acquired prior to the Closing Date, or shall contemporaneously acquire, the Real Estate Facilities from Crescent;

                  (d) no litigation of any kind relating to this Agreement or the transactions contemplated hereby shall be pending or threatened in writing, and no preliminary or permanent injunction or other order issued by any court of competent jurisdiction or by any federal or state governmental or regulatory body, or any statute, rule, regulation or executive order promulgated or enacted by any federal or state governmental authority after the date of this Agreement, that: (i) prohibits the consummation of the transactions contemplated by this Agreement, (ii) challenges the Charter Entities' title to any Purchased Asset(s) that are material to the operation of the Facilities, or (iii) materially affects the Charter Entities' ability to transfer any Purchased Asset(s) that are material to the operation of the Facilities to Buyer in accordance with the terms of this Agreement, shall be in effect;

                  (e) the representations and warranties of the Charter Entities contained herein and in any schedule attached hereto shall be true and correct at and as of the Closing Date as if made at and as of such time;

                  (f) Buyer shall have completed its due diligence investigation with respect to the Business, the results of which are satisfactory to Buyer;

                  (g) Buyer shall have obtained financing in an amount sufficient to fund the Purchase Price under this Agreement and the Real Estate Purchase Agreement;

                  (h) Buyer shall have obtained the consent of its Board of Directors to the transactions contemplated under this Agreement and the Real Estate Purchase Agreement; and

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                  (i) Appropriate agencies of the federal government, including the Department of Health and Human Services and the Department of Justice, shall consent to the Medicare provider agreement between the applicable Charter Entity and the Health Care Financing Administration
         (HCFA) being assigned to the Buyer free and clear of all civil and administrative monetary claims, including claims for civil fraud, under or related to such agreement, which arise from any action or inaction of such Charter Entity, its affiliates or predecessors prior to the Closing Date.

         6.2 OF CHARTER. All of the obligations of the Charter Entities under Articles 1, 2 and 3 of this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, any of which the Charter Entities may waive in their respective sole discretion:

                  (a) Buyer shall have performed and complied in all material respects with all agreements, commitments, covenants and other obligations required by this Agreement to be performed or complied with by Buyer prior to or at the Closing; and

                  (b) Buyer shall have delivered to Charter all of the deliverables referenced in Section 3.3.

         6.3 OF EACH PARTY. The respective obligations of each party under Articles 1, 2 and 3 of this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions:

                  (a) if applicable, the waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated;

                  (b) the release (by mutual consent and/or pursuant to an order of the Bankruptcy Court which must not be restrained, enjoined or stayed) of all liens, claims, encumbrances and interests in the Purchased Assets, which liens, claims, encumbrances and interests shall attach to the proceeds of the sale, in their respective order of priority; and

                  (c) the entry by the Bankruptcy Court of an order, final beyond appeal and which shall not be stayed, restrained or enjoined, approving the sale of the Purchased Assets, and providing that: (i) Charter is authorized to assign to Buyer and Buyer is authorized to assume all Contracts being assumed pursuant to this Agreement, (ii) Buyer is a "good faith" buyer, within the meaning of Section 363(m) of the Bankruptcy Code (Title 11 of the United States Code, as amended),
         (iii) Buyer is a bona fide purchaser for value, (iv) the Purchase Price is fair and reasonable, (v) appropriate notice has been provided to all persons or entities who hold liens, claims, encumbrances and interests in the Purchased Assets, and (vi) the sale is free and clear of all liens, claims, encumbrances and interests including claims of Authorities (the "BANKRUPTCY COURT APPROVAL").

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                                   ARTICLE 7
                         OTHER AGREEMENTS OF THE PARTIES

         7.1 REASONABLE EFFORTS/FURTHER ASSURANCES. From the date hereof until the Closing, upon the terms and subject to the conditions of this Agreement, each party shall use all reasonable good faith efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement, including without limitation obtaining any necessary consent, approval, authorization or waiver from the Bankruptcy Court. Notwithstanding anything else contained herein, Buyer shall use its best efforts to obtain financing in an amount sufficient to fund the Purchase Price. Upon the reasonable request of the other party, each party agrees to take any and all actions, including without limitation the execution of certificates or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement. Additionally, Charter agrees to put forth reasonable business efforts in assisting Buyer in obtaining any third party consent required to assign any of the Contracts and Permits that are Purchased Assets material to the operation of the Business.

         7.2 PUBLICITY. No party shall issue any press release, written public statement or announcement relating to this Agreement or the transactions contemplated by this Agreement without the written prior approval of the other party in each instance, except to the extent such disclosure is required by applicable law (in which case such party shall use all reasonable efforts to give the other party prior notice thereof).

         7.3 EXPENSES. Except as otherwise provided in this Agreement, Charter and Buyer shall each bear its respective expenses incurred in connection with the negotiation, execution, delivery or implementation of this Agreement or the transactions contemplated by this Agreement, including without limitation all accounting, legal, financial advisory and other expenses. Each party hereby acknowledges that no broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission payable by such party in connection with the transactions contemplated by this Agreement.

         7.4 RELATIONSHIP OF THE PARTIES. The relationship between the Charter Entities and Buyer established by this Agreement is solely that of vendor and vendee and nothing contained herein shall be deemed to create a joint venture or other fiduciary relationship between Charter and Buyer. Neither Charter nor Buyer, nor their respective officers, directors, managers, employees, representatives or agents, shall be deemed to be agent or servant of the other party nor have the right or authority to enter into any contract, agreement, commitment or other obligation in the name of or on behalf of the other party or otherwise purport to bind the other party in any manner.

         7.5 CONFIDENTIALITY.

                  (a) As used in this Agreement, the following terms shall have the following meanings:

                           (i) "TRADE SECRETS" of a party means information of
                  such party, including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy;

                           (ii) "CONFIDENTIAL INFORMATION" of a party means all
                  proprietary and confidential business information and data of such party that does not constitute a Trade Secret and that is not generally known by or readily ascertainable by or available to, on a legal or authorized basis, the general public. "Confidential Information" as used herein does not include any information: (A) which is already known to the receiving party; or (B) which before being divulged by the disclosing party (1) has become generally know to the public through no wrongful act of the receiving party or its representatives, (2) has been received by the receiving party from a third party without (to the receiving party's knowledge) restriction on disclosure and without (to the receiving party's knowledge) a breach by the third party of an obligation of confidentiality, or (3) is independently developed by the receiving party without use of the Confidential Information received from a disclosing party; and

                           (iii) "EVALUATION MATERIALS" means all documents,
                  materials, data and information (whether oral, written or otherwise) relating to this Agreement that are given or disclosed by the parties to each other in the course of pursuing the Agreement, including without limitation those that contain Confidential Information or Trade Secrets and those provided in connection with the filing under the HSR Act.

                  (b) Each party (for purposes of this Section 7.5, the Charter Entities shall be considered as one party) agrees that it, its affiliates and their respective directors, officers, employees, representatives, agents and advisors will use the Evaluation Material and any Confidential Information or Trade Secrets of another party solely for the purpose of evaluating and implementing this Agreement. In any such use, the receiving party may disclose the Evaluation Materials or any Confidential Information or Trade Secrets of another party only to such directors, officers, employees, agents, representatives and advisors who are involved in the receiving party's evaluation and implementation of this Agreement, and then only on a need to know basis.

                  (c) Each party agrees that it will not (and each party shall take full responsibility for ensuring that all of its affiliates and all of their respective officers, directors, employees, agents, representatives and advisors do not) in any way disclose, communicate, transfer or use (other than as allowed by Section 7.5(b)) the Evaluation Material or any Confidential Information or Trade Secrets of another party, without the prior written consent in each instance of the other party. With respect to Trade Secrets, the covenants in the preceding sentence shall apply for as long as the underlying information or data remains a Trade Secret; with respect to Confidential Information, these covenants shall apply for four (4) years after the date of this Agreement; and with respect to Evaluation Material that does not constitute either a Trade Secret or Confidential Information, these covenants shall not apply. All Evaluation Material (including tangible copies and computerized or electronic versions thereof), except for that portion which consists of analyses, compilations, comparisons, studies or other documents prepared by the receiving party, shall remain the property of the disclosing party. The parties agree to cooperate with each other's reasonable confidentiality procedures as long as any covenant in this Section remains in force.

                  (d) After the Closing, all Confidential Information, Trade Secrets and Evaluation Materials disclosed by Charter to Buyer hereunder, including without limitation all of the same as to the Business, any of the Purchased Assets or the conduct, ownership or operation thereof, shall automatically become the property of Buyer and shall thereafter be Confidential Information, Trade Secrets and Evaluation Material of Buyer (and shall be treated at all times thereafter as if Buyer were the disclosing party thereof rather than the receiving party thereof).

                  (e) Each party agrees that it will promptly return to the disclosing party all Evaluation Material received from such disclosing party, together with all Confidential Information and Trade Secrets of such disclosing party, within five (5) days following the written request of such disclosing party after any termination of this Agreement under Section 8.1. The return of the Evaluation Material, Confidential Information and Trade Secrets shall be accomplished by personal delivery or forwarded by reputable couriers properly addressed to the parties as set forth in Section 9.9. As an alternative, the receiving party may destroy all such Evaluation Material, Confidential Information and Trade Secrets, and certify to such disclosing party that such destruction has been carried out. That portion of the Evaluation Material which consists of analyses, comparisons, studies or other documents prepared for confidential use by the receiving party shall be held by the receiving party and kept confidential as provided above, or shall be destroyed and such destruction certified to the disclosing party.

                  (f) Each party agrees that if it becomes subject to a subpoena or other legal requirement to disclose any of the Confidential Information or Trade Secrets of another party or any Evaluation Material, it will provide the other parties with prompt notice so that the other parties may seek a protective order or other appropriate remedy, as appropriate. If such protective order or other appropriate remedy is denied or otherwise not obtained, the party required to furnish the information shall furnish only that portion of the Confidential Information, Trade Secrets and/or Evaluation Material which is, in the reasonable opinion of its counsel, legally compelled, and will cooperate with the other parties and their counsel to enable the other parties to attempt to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information, Trade Secrets and/or Evaluation Material to be disclosed.

         7.6 RELIEF. The parties acknowledge that their failure to comply with the provisions of Section 7.5 will give rise to damages which may be impossible to measure accurately, and that injuries sustained from any such breach will be incalculable and irremediable. Therefore, it is agreed that either party shall be entitled to equitable relief, including without limitation an injunction or order of specific performance, in any court of competent jurisdiction, in the event of any breach by the other of Section 7.5. Should litigation be necessary to enforce any provision hereof, the prevailing party shall be entitled to recover all costs, including reasonable attorney's fees, incurred prior to suit or after suit, and in all court proceedings, including appellate courts.

         7.7 MAINTENANCE AND FURNISHING OF INFORMATION.

                  (a) The Charter Entities and Buyer agree that, for a period of six (6) years after the Closing Date (or such longer period as may be required by applicable Law), it shall not destroy or otherwise render unavailable any books, records, documents, data or other information relating principally to the conduct of the Business or the ownership or operation of the Purchased Assets prior to the Closing Date (the "INFORMATION"), without first offering the other party in writing the opportunity to obtain possession thereof at such other party's sole expense.

                  (b) The Charter Entities and Buyer agree to maintain easy and ready access and to make available to the other party, at reasonable times after reasonable request therefore and at the requesting party's sole expense, any Information for the purpose of (i) preparing for, prosecuting or defending any suit, action, litigation or administration, arbitration or other proceeding or investigation (other than one by or against the non-requesting party) by or against the requesting party, (ii) preparing and filing any Tax return or election relating to the Purchased Assets or the Assumed Liabilities and/or preparing for or defending any examination of Tax or Tax return by any Authority, or (iii) any other legitimate purpose ("AUTHORIZED PURPOSE"). The party requesting such Information shall reimburse the party providing such Information for out-of-pocket costs and expenses incurred by the party providing such Information. Notwithstanding any language in this Agreement to the contrary, Buyer shall provide copies of patient records that are Purchased Assets to Charter, at Buyer's cost, for the purposes of billing and resolving billing disputes.

                  (c) The Charter Entities and Buyer agree to make available to the other party, from time to time as reasonably required, employees, consultants, accountants and attorneys of such party for any Authorized Purpose. The party requesting assistance under this Section 7.7(c) shall reimburse the party providing such assistance for all out-of-pocket costs and expenses incurred by such party.

                  (d) The access to files, books and records contemplated by this Section 7.7 shall be during normal business hours and upon not less than two (2) business days prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein or to delete competitively sensitive information, shall not extend to any material subject to a claim of privilege unless expressly waived by the party entitled to claim the same, and shall be subject to the confidentiality requirements of Section 7.5.

         7.8 HSR NOTIFICATION. If determined to be legally necessary by the parties hereto, Charter and Buyer shall each promptly prepare and file a notification with the United States Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") as required by the HSR Act. Charter and Buyer shall cooperate with each other in connection with the preparation of such necessary notification, including sharing information concerning sales and ownership and such other information as may be needed to complete such notification, and providing a copy of such notification to the other prior to filing. Buyer shall pay the filing fee required under the regulations promulgated pursuant to the HSR Act. In the event Charter and Buyer shall receive a request for additional information or documentary material from the DOJ or the FTC (i) Buyer shall be primarily responsible for responding to such request and (ii) Charter shall not respond to such request or furnish any additional information or documentary material without first notifying Buyer in writing.

         7.9 TRANSITION SUPPORT. At the request of buyer, for a period of up to sixty (60) days following Closing, Charter will provide certain transition support services to Buyer, pursuant to a "Transition Services Agreement" to be negotiated in good faith and reasonably and mutually agreed upon by the parties prior to Closing.

         7.10 PATIENT BILLINGS.

                  7.10.1 BUYER RECEIVABLES. The Buyer shall be entitled to the accounts receivable which arise from services provided to patients of the Charter Facility subsequent to the Closing Date (the "BUYER Receivables"). The Buyer Receivables shall include, without limitation, collectible capitation payments for days elapsed after the Closing for covered lives ("COVERED LIVES"), amounts prepaid by the patient to compensate for hospital days after the Closing Date, and collectible receivables attributable to services rendered after the Closing to non-capitated patients of the Charter Facility who were patients of the Facilities before the Closing and patients of the Charter Facility after the Closing (the "STRADDLE PATIENTS"). The Buyer shall have the exclusive right subsequent to the Closing to receive capitation payments in connection with Covered Lives and to bill for services rendered to Straddle Patients.

                  7.10.2 CHARTER ENTITIES' RECEIVABLES. To compensate the Charter Entities for services rendered and medicine, drugs and supplies provided on and prior to the Closing with respect to Straddle Patients and Covered Lives, the following shall apply:

                           (i) CUT-OFF BILLINGS. To the extent that a Payor will
accept a cut-off billing, the Charter Entities shall prepare cut-off billings for all Straddle Patients and Covered Lives as of the close of business of the Closing. All payments which are received related to the cut-off billings will be property of the Charter Entities.

                           (ii) CUT-OFF BILLINGS NOT ACCEPTED. If the Payor of
any Straddle Patient cannot or does not for any reason accept cut-off billings, then the Buyer shall submit billings to such Payor for the entire portion of such Straddle Patient's stay. The Buyer shall then remit to the Charter Entities within thirty (30) days after each receipt of payment with respect to such billing the amount determined by multiplying the total payment received for such Straddle Patient by a fraction, the numerator of which shall be the number of days such Straddle Patient was a patient through and including the Closing, and the denominator of which shall be the total number of days such Straddle Patient was a patient, both before and after the Closing. If the Payor of any Covered Lives cannot or does not for any reason accept cut-off billings, then to the extent the Buyer receives capitation payments in connection with days elapsed on or prior to the Closing, the Buyer shall remit to the Charter Entities within thirty (30) days after the receipt thereof, monthly capitation payments for months preceding the month in which the Closing occurs and for such latter month, a PRO RATA amount of the monthly capitation payment based on the number of days that have elapsed in the month in which the Closing occurs, through and including the Closing.

                  7.10.3 OTHER PAYMENTS. If the Charter Entities or the Buyer receives any amount from Medicare or Medicaid for cost-based patients or from any other Payor which relates to services rendered by another party hereto, the party receiving such amount shall immediately remit said full amount to such other party.

                  7.11 PRORATIONS AND ADJUSTMENTS. Any prepaid expenses and deposits of the Charter Entities shall be prorated as of the Closing and Buyer shall reimburse the Charter Entities for the prorated amount of such prepaid expenses and deposits within thirty (30) days of the Closing. The operation of the Business and all expenses attributable thereto through the close of business on the Closing Date shall be for the account of the Charter Entities and thereafter shall be for the account of Ramsay. Unless specifically provided otherwise in this Agreement, expenses such as power and utility charges, property assessments, rents, license fees, dues, subscriptions and other charges, employee obligations, ad valorem or personal property taxes and all other items of income and expense relating to the Business shall be prorated between the Charter Entities and Ramsay as of the Closing Date. All prorations shall be made and the Purchase Price shall be adjusted insofar as feasible on the Closing Date. In the event that the Charter Entities and Ramsay shall receive bills after the Closing Date for expenses incurred prior to the Closing Date that were not prorated in accordance with this Section 7.11, then the Charter Entities or Ramsay, as the case may be, shall promptly notify the other party as to the amount of the expense subject to proration and the responsible party shall pay its portion of such expense (or, in the event such expense has been paid on behalf of the responsible party, reimburse the other party for its portion of such expense).

                                    ARTICLE 8
                                   TERMINATION

         8.1 TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing, as follows:

                  (a) by Buyer, if Buyer is prepared to close and all conditions of the Charter Entities' obligations to close pursuant to Sections 6.2 and 6.3 have been satisfied and

         Charter either fails to close in accordance with Article 3 or fails to satisfy the conditions under 6.1(a) and 6.1(b);

                  (b) by Charter, if the Charter Entities are prepared to close and all conditions to Buyer's obligations to close pursuant to Sections
         6.1 and 6.3 have been satisfied and Buyer either fails to close in accordance with Article 3 or fails to satisfy the conditions under 6.2;

                  (c) by Buyer, if the Charter Entities fail to cure any material breach of this Agreement within ten (10) days after receiving written notice thereof from Buyer;

                  (d) by Charter, if Buyer fails to cure any material breach of this Agreement within ten (10) days after receiving written notice thereof from Charter;

                  (e) by Buyer or Charter, if the Bankruptcy Court declines to approve any or all of the provisions of this Agreement;

                  (f) by Buyer, if the Conditions contained in 6.1(c), (d), (e), or (i) have not occurred, through no fault of Buyer;

                  (g) this Agreement shall automatically terminate if the conditions in Section 6.3 hereof are not satisfied by June 20, 2000, or such other date as the Buyer and the Charter Entities mutually agree in writing and

                  (h) this Agreement shall automatically terminate in the event that the Closing does not occur by June 20, 2000, for any reason other than those stated in (a) through (g) above, unless Buyer and the Charter Entities mutually agree in writing to extend the Closing Date.

         8.2 EFFECT OF TERMINATION. In the event this Agreement is terminated pursuant to Section 8.1, the provisions of Section 7.3, Section 7.5 and Section
7.6 shall survive any such termination along with and any other provisions of this Agreement which expressly or by implication survive such termination.

         8.3 REFUND OF DEPOSIT Charter will refund to Buyer the amount of the deposit actually paid by Buyer to Charter under Section 2.1, if this Agreement is terminated or terminates automatically under Section 8.1(a), 8.1(c), 8.1(e), 8.1(f), or 8.1(g). If this Agreement is terminated for any reason other than termination or automatic termination under Section 8.1(a), 8.1(c), 8.1(e), 8.1(f), or 8.1(g), Buyer will forfeit the Deposit, and, in addition, when Buyer receives the refund of its deposit of $87,600 being held pursuant to the Real Estate Purchase Agreement with Crescent, Buyer shall remit such $87,600 refund to Charter.

                                   ARTICLE 9
                                  MISCELLANEOUS

         9.1 BULK SALES WAIVER. The Charter Entities hereby represent that state bulk sales laws are not applicable to this transaction. Based thereon, the Buyer and the Charter Entities waive any compliance with bulk sales laws.

         9.2 ASSIGNMENT. Buyer may assign its rights under this Agreement to any other party, without the consent of the Charter Entities, provided, however, that such assignment does not obligate the Charter Entities to return to Buyer the deposit paid pursuant to Section 2.1 other than as required by Section 8.3.

         9.3 WAIVER; AMENDMENT. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either party unless confirmed in writing. No waiver by either party of any term or provision of this Agreement or of any default hereunder shall affect such party's rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar. This Agreement may not be modified or amended except by a writing executed by both parties.

         9.4 INTERPRETATION. This Agreement shall not be construed more strictly against either party hereto regardless of which party is responsible for its preparation, it being agreed that this Agreement was fully negotiated by both parties.

         9.5 HEADINGS. The titles, captions and headings contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect in any way the meaning or interpretation of this Agreement.

         9.6 REFERENCE WITH AGREEMENT. References in this Agreement to numbered or lettered Articles, Sections, subsections, items, Exhibits, Appendices and Schedules refer to Articles, Sections, subsections, items, Exhibits, Appendices and Schedules of this Agreement unless otherwise expressly stated. The words "herein," "hereof," "hereunder," "hereby," "this Agreement" and other similar references shall be construed to mean and include this Agreement and all Exhibits, Appendices and Schedules to this Agreement, all Schedules to such Appendices and all amendments to any of them unless the context shall clearly indicate or require otherwise.

         9.7 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, representatives, successors and permitted assigns.

         9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of Delaware, without regard to the principles of conflicts of laws.

         9.9 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, certified mail, postage prepaid as to each of the parties hereto or by facsimile transmission, receipt acknowledged, at the respective addresses and facsimile numbers set forth on SCHEDULE 9.9 (or at such other address as to which any such party may have notified the other party(ies) pursuant to the terms hereof).

         9.10 COUNTERPARTS; FAX SIGNATURES. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

         9.11 ENTIRE AGREEMENT. This Agreement, together with all Exhibits, Appendices and Schedules to this Agreement (all of which are incorporated herein by this reference), contains the entire agreement and understanding concerning the subject matter hereof between the parties and specifically supersedes any other agreement or understanding among the parties related to the subject matter hereof.

         9.12 SEVERABILITY. If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

         9.13 TIME IS OF THE ESSENCE. Time is of the essence for this Agreement.

         IN WITNESS WHEREOF, the undersigned have caused their respective duly authorized representatives to execute this Agreement as of the day and year first above written.

                                         "CHARTER"

                                         CHARTER BEHAVIORAL HEALTH
                                         SYSTEMS, LLC

                                         By:
                                            -----------------------------------
                                         Name:
                                              ---------------------------------
                                         Title:
                                               --------------------------------

                                         "CHARTER SUBS"

                                         By:
                                            -----------------------------------
                                         Name:
                                              ---------------------------------
                                         Title:
                                               --------------------------------

                                         "CHARTER ADVANTAGE, LLC"

          By:
             -----------------------------------
          Name:
               ---------------------------------
          Title:
                --------------------------------

                                         "CHARTER MANAGED CARE SERVICES, LLC"

          By:
             -----------------------------------
          Name:
               ---------------------------------
          Title:
                --------------------------------

                                         "BUYER"

         ------------------------------------

                                         By:
                                            -----------------------------------
                                         Name:
                                              ---------------------------------
                                         Title:
                                               --------------------------------

                                    EXHIBIT A

                        CHARTER SUBS AND CORE FACILITIES

          CHARTER SUB                                    FACILITY
          -----------                                    --------

                                                       Manatee Palms
                                           Manatee Adolescent Treatment Services
                                                      Kingsley Center

                                    EXHIBIT B

                                    CONTRACTS

MANATEE PALMS

o         State of Florida Department of Children & Families
o         State of Illinois Department of Children & Family Services
o         Cook County, Illinois

MANATEE ADOLESCENT TREATMENT SERVICES

o         Florida Department of Juvenile Justice - 85 Beds (Level 6 & Level 8)
o         Medicaid - Behavioral Health Overlay Services

THE KINGSLEY CENTER

o         Florida Department of Juvenile Justice - 80 Beds Female Commitment
o         Medicaid - Behavioral Health Overlay Services

Note: All other contracts or agreements material to the operation of the Business are assumed to be included under this Exhibit B.

                                    EXHIBIT C

                          ALLOCATION OF PURCHASE PRICE

         To be mutually agreed to by Charter and Ramsay.

                                 SCHEDULE 4.1(i)
                                    EMPLOYEES

                                  SCHEDULE 9.9
                                NOTICE ADDRESSES


Ramsay:  c/o                                   Ramsay Youth Services, Inc.
         Columbus Center
         One Alhambra Plaza, Suite 750
         Coral Gables, Florida 33134

with a copy to:
Rebecca Orand, Esq.
Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, FL 33131